                                                                         EX-23.3


The Board of Directors
Rose Hills Company:

We consent to the use of our report included herein and to the reference to our firm under the heading "Summary Historical Financial Information--The Mortuary and the Company" and "Experts" in the prospectus.


/s/ KPMG Peat Marwick LLP
                                        ----------------------------
KPMG Peat Marwick LLP


Orange County, California
June 25, 1997